As filed with the Securities and Exchange Commission on May 10, 2022
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
SentinelOne, Inc.
(Exact name of registrant as specified in its charter)

Delaware	99-0385461
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
444 Castro Street, Suite 400 Mountain View, California 94041 (855) 868-3733 (Address of principal executive offices) (Zip Code)
Attivo Networks, Inc. 2011 Equity Incentive Plan
(Full titles of the plans)
Tomer Weingarten
Chairman of the Board of Directors, President, and Chief Executive Officer
SentinelOne, Inc.
444 Castro Street, Suite 400
Mountain View, California 94041
(855) 868-3733
(Name, address, including zip code, and telephone number of agent for service)

Copies to:
Cynthia Hess Steven Levine Ran Ben-Tzur David A. Bell Fenwick & West LLP 801 California Street Mountain View, California 94041 (650) 988-8500	Keenan Conder Chief Legal Officer SentinelOne, Inc. 444 Castro Street, Suite 400 Mountain View, California 94041 (855) 868-3733
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☐
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE
SentinelOne, Inc., (the “Registrant”) is filing this Registration Statement on Form S-8 (this “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) relating to 378,828 shares of the Registrant’s Class A common stock, par value $0.0001 per share (the “Common Stock”), issuable pursuant to certain stock option awards granted under the Attivo Networks, Inc. 2011 Equity Incentive Plan (the “Plan”). The Registrant assumed the Plan and such awards in connection with the completion of the merger contemplated by the Agreement and Plan of Merger, by and among the Registrant, certain of its wholly owned subsidiaries, Attivo Networks, Inc. and Fortis Advisors LLC, dated as of March 15, 2022.

PART I
Information Required in the Section 10(a) Prospectus

In accordance with the instructional note of Part I of Form S-8 as promulgated by the Commission, the information specified in Part I of Form S-8 has been omitted from this Registration Statement. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the Plan covered by this Registration Statement.
PART II
Information Required in the Registration Statement
Item 3. Incorporation of Documents by Reference.
The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed with the Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and the Securities Exchange Act of 1934, as amended (the “Exchange Act”):
(a)The Registrant’s Annual Report on Form 10-K for the fiscal year ended January 31, 2022, filed with the Commission on April 7, 2022 (the “Annual Report”) pursuant to Section 13 of the Exchange Act;
(b)All other reports filed with the Commission pursuant to Sections 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report (other than the portions of these documents not deemed to be filed); and
(c)The description of the Registrant’s Class A common stock contained in the Registrant’s Registration Statement on Form 8-A (Registration No. 001-40531) filed with the Commission on June 22, 2021, under Section 12(b) of the Exchange Act, as updated by the description of the Registrant’s registered securities contained in Exhibit 4.2 to the Registrant's Annual Report, including any amendment or report filed for the purpose of updating such description.
All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment, which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing such documents, except as to specific sections of such documents as set forth therein. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document, which also is deemed to be incorporated by reference herein, modifies or supersedes such statement.
Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.
As of the date of this Registration Statement, individuals and entities associated with Fenwick & West LLP beneficially own an aggregate of 564 shares of the Registrant’s Class A common stock.
Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers, and other corporate agents, under certain circumstances and subject to certain limitations. The terms of Section 145 of the DGCL are sufficiently broad to permit indemnification under certain circumstances for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.

As permitted by the DGCL, the Registrant’s restated certificate of incorporation contains provisions that eliminate the personal liability of its directors for monetary damages for any breach of fiduciary duties as a director, to the fullest extent permitted by the DGCL, except liability for the following:

• any breach of the director’s duty of loyalty to the Registrant or its stockholders;
• acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;
• under Section 174 of the DGCL (regarding unlawful dividends and stock purchases); or
• any transaction from which the director derived an improper personal benefit.

Any amendment to, or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to that amendment or repeal. If the DGCL is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of their directors will be further limited to the greatest extent permitted by the DGCL.

As permitted by the DGCL, the Registrant’s restated bylaws, provide that:

• the Registrant is required to indemnify its directors and officers to the fullest extent permitted by the DGCL, subject to very limited exceptions;
• the Registrant may indemnify its other employees and agents as set forth in the DGCL;
• the Registrant is required to advance expenses, as incurred, to its directors and officers in connection with a legal proceeding to the fullest extent permitted by the DGCL, subject to very limited exceptions; and
• the rights conferred in the restated bylaws are not exclusive.

The Registrant has entered into indemnification agreements with each of its current directors and executive officers to provide these directors and executive officers additional contractual assurances regarding the scope of the indemnification set forth in the Registrant’s restated certificate of incorporation and restated bylaws and to provide additional procedural protections. The indemnification provisions in the Registrant’s restated certificate of incorporation, restated bylaws, and the indemnification agreements entered into between the Registrant and each of its directors and executive officers may be sufficiently broad to permit indemnification of the Registrant’s directors and executive officers for liabilities arising under the Securities Act.

The Registrant currently carries liability insurance for its directors and officers. See also the undertakings set out in response to Item 9 of this Registration Statement.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.
The following exhibits are filed herewith or incorporated by reference:

Exhibit Number	Exhibit Description	Incorporated by Reference
		Form	File No.	Exhibit	Filing Date

3.1	Restated Certificate of Incorporation of SentinelOne, Inc.	10-K	001-40531	3.1	April 7, 2022
3.2	Restated Bylaws of SentinelOne, Inc.	10-K	001-40531	3.2	April 7, 2022

4.1	Form of Registrant’s Class A Common Stock Certificate.	S-1/A	333-256761	4.1	June 21, 2021

5.1*	Opinion of Fenwick & West LLP.

23.1*	Consent of Fenwick & West LLP (included in Exhibit 5.1).

23.2*	Consent of Deloitte and Touche LLP, Independent Registered Public Accounting Firm.

24.1*	Power of Attorney (contained on signature page hereto).
99.1*	Attivo Networks, Inc. 2011 Equity Incentive Plan and forms of award agreements thereunder.
107.1*	Filing Fee Table
*        Filed herewith.
Item 9. Undertakings.

A.The undersigned Registrant hereby undertakes:

(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(2)That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered hereby, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mountain View, State of California, on this 10th day of May, 2022.

SENTINELONE, INC.

By:	/s/ Tomer Weingarten
Tomer Weingarten
Chairman of the Board of Directors, President, and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Tomer Weingarten and David Bernhardt and each of them, as his or her true and lawful attorney-in-fact and agent with the full power of substitution, for him or her in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments to this Registration Statement on Form S-8), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or her substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended this Registration Statement has been signed by the following persons on behalf of the Registrant in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Tomer Weingarten	Chairman of the Board of Directors, President, and Chief Executive Officer (Principal Executive Officer)	May 10, 2022
Tomer Weingarten

/s/ David Bernhardt	Chief Financial Officer (Principal Financial Officer)	May 10, 2022
David Bernhardt
/s/ Robin Tomasello	Chief Accounting Officer (Principal Accounting Officer)	May 10, 2022
Robin Tomasello
/s/ Aaron Hughes	Director	May 10, 2022
Aaron Hughes

/s/ Charlene T. Begley	Director	May 10, 2022
Charlene T. Begley

/s/ Daniel Scheinman	Director	May 10, 2022
Daniel Scheinman

/s/ Mark S. Peek	Director	May 10, 2022
Mark S. Peek

/s/ Robert Schwartz	Director	May 10, 2022
Robert Schwartz

/s/ Jeffery W. Yabuki	Director	May 10, 2022
Jeffery W. Yabuki

/s/ Teddie Wardi	Director	May 10, 2022
Teddie Wardi